UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Northern Technologies International Corporation

(Name of Registrant as Specified In Its Charter)

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NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 30, 2004

The Annual Meeting of the Stockholders of Northern Technologies International Corporation, a Delaware corporation (the “Company”), will be held at Northern Technologies International Corporation Headquarters, 6680 North Highway 49, Lino Lakes, Minnesota 55014, beginning at 8:30 a.m., local time, on Friday, January 30, 2004, for the following purposes:

1.	To elect ten persons to serve as the Company’s Board of Directors until the next annual meeting of the stockholders or until their respective successors shall be elected and qualified;

2.	To transact such other business as may properly come before the meeting.

The record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof is the close of business on December 3, 2003.

Whether or not you expect to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Jennifer S. Lynch
Corporate Secretary

December 12, 2003
Lino Lakes, Minnesota

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
6680 N. Highway 49
Lino Lakes, Minnesota 55014

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

January 30, 2004

INTRODUCTION

The Annual Meeting of the Stockholders of Northern Technologies International Corporation (the “Company”) will be held at Northern Technologies International Corporation Headquarters, 6680 North Highway 49, Lino Lakes, Minnesota 55014, beginning at 8:30 a.m., local time, on Friday, January 30, 2004, or at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the Notice of Meeting.

A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company’s common stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Company’s common stock.

Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the election as a director of each of the nominees for directors listed in this Proxy Statement.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT.

The Company expects that this proxy material will first be mailed to stockholders on or about December 12, 2003.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Company, Northern Technologies International Corporation, 6680 North Highway 49, Lino Lakes, Minnesota 55014, Attn: Stockholder Information. Any stockholder who wants to receive separate copies of the Company’s Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

VOTING OF SHARES

Only holders of the Company’s common stock, $.02 par value (the “Common Stock”), of record at the close of business on December 3, 2003 will be entitled to vote at the Annual Meeting. On December 3, 2003, the Company had 3,626,192 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting (1,813,097 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

The election of a nominee for director requires the approval of a plurality of the votes of the shares present and entitled to vote in person or by proxy. Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

ELECTION OF DIRECTORS

Nomination

The Bylaws of the Company, as amended, provide that the Board of Directors (the “Board”) shall consist of such number of directors (but not fewer than one) as is determined by the Board from time to time. The Board has set such number of directors at ten. The Board has nominated the ten persons listed in this Proxy Statement to serve as the directors of the Company until the next regular meeting of stockholders or until their successors are elected and qualified.

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of each director requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf for the election of each of the nominees as directors. If prior to the Annual Meeting the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies may be cast for another nominee to be designated by the Board to fill such vacancy, unless the stockholder indicates to the contrary on the proxy. Alternatively, the proxies may, at the Board’s discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

The following table sets forth certain information as of November 14, 2003, which has been furnished to the Company by each person who has been nominated by the Board to serve as a director for the ensuing year.

Name	Age	Principal Occupation	Director Since

Philip M. Lynch	67	Co-Chief Executive Officer and Chairman of the Board of the Company and Executive Vice President of Inter Alia Holding Company	1979
Dr. Donald A. Kubik	63	Vice Chairman and Chief Technology Officer of the Company	1995
Richard G. Lareau	75	Partner of Oppenheimer Wolff & Donnelly LLP	1980
Ursula Kiel-Dixon	50	Senior Vice President at ThyssenKrupp A.G.	2001
Mark J. Stone	44	President, Petrus International, Inc.
Stephan C. Taylor	56	President and Co-founder of Taylor Packaging and C.E.O. of Zerust (U.K.) Ltd. and Zerust B.V.	2001
Dr. Mehmet A. Gencer	51	Founder and President of Atagencer LLC and IMET Corporation, Akron, Ohio	2002
Pierre Chenu	65	Retired Vice-President, Worldwide Operations, in Asahi’s Flat Glass Company	2003
Tao Meng	39	General Manager of Tianjin Zerust Anti-Corrosion Technologies Ltd.	2003
Dr. Sunggyu Lee	51	C.W. LaPierre Professor and Chairman of Chemical Engineering Department, University of Missouri-Columbia	***

Mr. Philip M. Lynch has been Executive Vice President of Inter Alia Holding Company, a financial and management consulting firm, for more than six years. Mr. Lynch is a member of the Board of Directors of Fosbel S.A., headquartered in Brussels, Belgium (operating in North America, South America, Asia and in 17 Western and three Eastern European countries). Fosbel S.A. is itself a joint venture between Glaverbel S.A., (Bruxelles), a leading Belgian glass manufacturing company and an affiliate of Asahi Glass Co. Ltd., and Cinven Limited, an English financial institution. Mr. Lynch is also a member of the Board of Directors of Agra Tagger AG. in Austria and EDR Inc. in Cleveland, Ohio. Mr. Philip M. Lynch is the father of Jennifer S. Lynch and G. Patrick Lynch.

Dr. Donald A. Kubik has been employed by the Company since 1978, and was named Vice Chairman in September 1999. Dr. Kubik served as Vice President of the Company from 1979 to September 1999 at which time Dr. Kubik was appointed Vice Chairman. Additionally he served as Co-Chief Executive Officer of the Company from September 1999 to May 2000. In May 2000, Dr. Kubik was made Chief Technology Officer of the Company and is a member of the Executive Committee. During his employment as Chief Technology Officer with the Company, Dr. Kubik has been responsible for developing the patent that led to the Company’s introduction of protective plastic film and paper products incorporating volatile corrosion inhibitors. Prior to joining the Company, Dr. Kubik held a research and development position with Minnesota Mining & Manufacturing (3M).

Mr. Richard G. Lareau has been a partner at the law firm of Oppenheimer Wolff & Donnelly LLP since 1960. Mr. Lareau also serves as a trustee of Mesabi Trust, a New York Stock Exchange listed royalty trust.

Mrs. Ursula Kiel-Dixon, a German citizen, has been Head of Corporate Affairs International with ThyssenKrupp A.G., Germany, since November 1999. Previously, Mrs. Kiel-Dixon served as Head of Department, Sales and M&A Strategy with ThyssenKrupp Stainless GmbH, Germany, from October 1997 until October 1999, and as Director, Marketing for ThyssenKrupp Nirosta GmbH, from April 1997 to September 1997. From 1991 to 1997 Mrs. Kiel-Dixon was Deputy Head of Controlling Department with Fried. Krupp A.G. Hoesch – Krupp. Mrs. Kiel-Dixon holds an M.A. in Economics from State University of New York at Stony Brook, NY.

Mr. Mark J. Stone has been President of Petrus International, Inc., an international consulting firm, since 1992. Mr. Stone has advised a variety of Japanese and other multi-national corporations in areas including project finance and international investment strategy. Mr. Stone was a director of Aqua Design, Inc., an international water desalination company, from 1988 - 1996. Mr. Stone was Director, Marketing & Business Development of Toray Marketing & Sales (America) Inc. from 1986 to 1992. From 1980 - 1986 Mr. Stone was employed by Mitsui & Co. (U.S.A.), Inc. where he founded and was Treasurer of Hydro Management Resources, a Mitsui subsidiary which finances, owns, and operates water treatment projects. Mr. Stone holds an A.B. from Harvard University.

Mr. Stephan Taylor, a citizen of the United Kingdom, graduated in education from Bede College, Durham University, England in 1969. He then spent four years teaching before founding, with his Father, Taylor Packaging Ltd. Taylor Packaging maintains a 50% ownership in both Zerust (UK) Ltd. and Zerust B.V., the company’s joint ventures in the United Kingdom and the Netherlands. Mr. Taylor is Chief Executive Officer of both companies. Mr. Taylor is also Chairman and Managing Director of Taylor Packaging Ltd, Taypac Moroc Sarl and T.P. Enterprises Ltd and Vice Chairman of Business Link County Durham, Business Support Advisory Board, County Durham, England.

Dr. Mehmet A. Gencer has been the President and founder of IMET Corporation, Akron, Ohio since 1997. Dr. Gencer was with BF Goodrich Company from 1984 though 1999. While with BF Goodrich Co. he held the positions of Director of Emerging Technologies, Associate Director of Technology and New Business Development, Senior R&D Manager, Environmental Technology Research Manager and Biotechnology Group Senior R&D Engineer. Dr. Gencer obtained his Doctor of Philosophy in Chemical Engineering from Drexel University, Masters of Science in Chemical Engineering from University of Pennsylvania, and Bachelor of Science in Chemical Engineering from Ege University. Dr. Gencer has been providing consulting services to the Company since May 2000. Atagencer LLC, a limited liability corporation that is principally owned by Dr. Gencer, maintains a 25% ownership interest in the Company’s corporate joint venture located in Turkey.

Mr. Pierre Chenu, a citizen of Belgium, most recently served as Vice President, Worldwide Operations, Flat Glass Activities within the Asahi-Glaverbel Glass Group. Prior to that, Mr. Chenu was a member of the Executive Committee of Glaverbel S.A., with various operating responsibilities in France, Spain, Italy, Russia, Germany, China and the United States. Before joining Glaverbel, Mr. Chenu worked for U.S. Steel in steel production in Pittsburgh, Pennsylvania and for Corning Inc. where he held various staff, line and executive positions in the United States, France and the United Kingdom. Mr. Chenu holds a Master’s Degree in Engineering, with a specialty in metallurgy, from the University of Liege (Belgium) and a M.B.A. from Harvard University.

Mr. Tao Meng, a citizen of China, received his Bachelor’s and Master’s Degrees in Systems Engineering at the Huazhong University of Science and Technology. Following successful completion of Advanced

Training Programs in International Trading and International Cooperation in England and Canada, Mr. Meng was appointed Deputy Director, Division of America and Oceania in the Department of International Cooperation at the Ministry of Internal Trade of the People’s Republic of China. From there, Mr. Meng was posted to New York where he served as Chief Representative of the Ministry of Internal Trade of the People’s Republic of China in the United States from 1996 to 1999. In 1999, Mr. Meng was named General Manager of Tianjin Zerust Co., where he currently serves as a partner in charge of Northern Technologies joint venture company in China.

Dr. Sunggyu Lee has been C.W. LaPierre Professor and Chairman of Chemical Engineering Department, University of Missouri-Columbia since 1997. Previously, he served as Robert Iredell Professor and Head of Chemical Engineering Department, the University of Akron, for 8 years. He has authored 6 books and over 400 archival publications and received 19 U.S. patents in a variety of chemical and polymer processes and products. He is currently serving as Editor of Dekker Encyclopedia of Chemical Processing, Marcel Dekker, New York, NY. Throughout his career, he has served as consultant and technical advisor to a number of national and international companies. He received his Ph.D. from Case Western Reserve University, Cleveland, OH in 1980.

Prof. Aradhna Krishna, age 42, served as director for the Company during fiscal year 2003 but is not standing for election as director for the ensuing year. Prof. Krishna has been Professor of Marketing at University of Michigan Business School since 2000 and Associate Professor of Marketing at the same institution from 1998 until 2000. She was an Associate Professor of Marketing at Columbia University from 1993 to 1998. She serves on the Editorial Boards of the Journal of Marketing Research, Journal of Consumer Research, Marketing Science and Marketing Letters, and has numerous articles published in academic journals. Prof. Krishna holds a Ph.D. in marketing from the Stern School of Business, New York University.

Information About the Board and its Committees

The business and affairs of the Company are managed by the Board, which held four meetings during the fiscal year ended August 31, 2003. Committees established and maintained by the Board consist of the Audit Committee, the Compensation Committee, the Nominating Committee and the Strategic Planning Committee.

The Audit Committee of the Board maintains an active role in communication with the Company’s independent auditors and with the management of the Company and performs its duties and responsibilities set forth in the Audit Committee Charter. The Audit Committee for fiscal 2003 consisted of Messrs. Lareau, Vukcevich and Stone. The Audit Committee met five times during fiscal 2003. Messrs. Lareau, Chenu and Stone currently serve on the Audit Committee and will continue to serve as the Audit Committee for fiscal 2004.

The responsibilities of the Compensation Committee of the Board include setting the compensation for the executive officers of the Company and setting the terms of and grants of awards under the Company’s 2000 Stock Incentive Plan. The Compensation Committee consists of Ms. Krishna and Messrs. Stone and Kiel-Dixon and met three times during fiscal 2003. Messrs. Stone and Kiel-Dixon will serve as the Compensation Committee for fiscal 2004.

The responsibilities of the Nominating Committee of the Board include making recommendations for board nominees. It also reviews board practices, approves management succession plans and reviews outside directors’ compensation. The Nominating Committee will consider director nominations by shareholders. Shareholders who wish to make recommendations may submit names in writing to the Company by the deadline for shareholder proposals, together with biographical information, the address and the telephone number of the proposed nominee. The Board members serving on the Nominating Committee for fiscal 2003 were Messrs Lynch and Stone and this committee conferred once during fiscal 2003, but did not have a formal meeting.

The responsibilities of the Strategic Planning Committee of the Board include developing the strategy of the Company and evaluating feasibility of long-term projects of the Company. The Board members who served on the Strategic Planning Committee during fiscal year 2003 were Messrs. Kubik, Gencer, Krishna, Stone, Taylor and Chenu; the committee met twice during fiscal 2003. The Board members who are on the Strategic Planning Committee for fiscal year 2004 are Messrs. Kubik, Kiel-Dixon, Gencer, Stone, Taylor and Chenu;

All of the directors of the Company attended 75% or more of the aggregate meetings of the Board and committees of the Board on which they served during fiscal 2003.

Compensation of Directors

Directors Fees. Each person who was a non-employee director for all of fiscal 2003 received an annual retainer of $10,000 in fiscal 2003 for services rendered as a director of the Company, and each person who was a non-employee director for a portion of fiscal 2003 received a portion of such fee. Each non-employee director of the Company further received $1,000 for each Board meeting and Strategic Planning meeting and $500 for each Committee (e.g. Audit and Compensation) meeting attended. The Chairman of the Board does not receive any Board or committee meeting fee. The Company pays the premium on a group health insurance policy for the Chairman of the Board.

Automatic Option Grants to Non-Employee Directors. Pursuant to the Company’s 1994 and 2000 Stock Incentive Plans (the “Plans”), each non-employee director of the Company is automatically granted a non-qualified option to purchase 2,000 shares of Common Stock (a “Director Option”) on the first day of each fiscal year in respect to their past year’s services as a non-employee director of the Company. Non-employee directors who are elected or appointed to the Board following the first day of the Company’s fiscal year receive pro rata portion of 2,000 shares of Common Stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by twelve, which options are granted at the end of the relevant fiscal year.

On September 1, 1998, Messrs. Dworkin, Hahn, Lareau, Lynch, Rikuta and Vukcevich each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $6.25 per share, and on September 1, 1999, the same individuals each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $6.5625 per share. Subsequently, Mr. Lynch voluntarily forfeited his September 1, 1999 Director Option to purchase 2,000 shares to the Option Plan. All of such Director Options granted vest in equal one-third installments over a three-year period.

Automatic option grants were made pursuant to the Company’s Plan as of September 1, 2000 to Messrs. Dworkin, Lareau, Lynch, Rikuta, and Vukcevich, the Company’s non-employee directors. Each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $6.75.

On February 9, 2001, Ms. Kiel-Dixon, Ms. Krishna, Mr. Taylor, and Mr. Stone each received a Director Option to purchase 1,000 shares of Common Stock at an exercise price of $5.50 per share.

Automatic option grants were made pursuant to the Company’s Plan as of September 1, 2001 to Mr. Lareau, Mr. Lynch, Mr. Rikuta, Mr. Vukcevich, Ms. Kiel-Dixon, Ms. Krishna, Mr. Stone, and Mr. Taylor, the Company’s non-employee directors. Each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $5.00.

Automatic option grants were made pursuant to the Company’s Plan as of September 1, 2002 to Mr. Lareau, Mr. Lynch, Mr. Rikuta, Mr. Vukcevich, Ms. Kiel-Dixon, Ms. Krishna, Mr. Stone, Mr. Taylor and Mr. Gencer, the Company’s non-employee directors. Each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $3.34.

Automatic option grants were made pursuant to the Company’s Plan as of September 1, 2003 to Mr. Lareau, Mr. Lynch, Mr. Meng, Ms. Krishna, Ms. Kiel-Dixon, Mr. Gencer, Mr. Chenu, Mr. Stone, and Mr.

Taylor, the Company’s non-employee directors. Each received a Director Option to purchase 2,000 shares of Common Stock at an exercise price of $5.30.

Executive Officers of the Registrant

The executive officers of the Company, their ages and the offices held, as of November 15, 2003, are as follows:

Name	Age	Position in the Company
Philip M. Lynch	67	Chairman of the Board and Co-Chief Executive Officer*
G. Patrick Lynch	36	President and Co-Chief Executive Officer*
Dr. Donald A. Kubik	63	Vice Chairman, Chief Technology Officer*
Matthew C. Wolsfeld	29	Chief Financial Officer*

*Members of the Executive Committee

Mr. Philip M. Lynch has been Executive Vice President of Inter Alia Holding Company for more than five years. Mr. Lynch is the father of Mr. G. Patrick Lynch. Refer to "Directors of the Registrant" for a more detailed discussion.

Mr. G. Patrick Lynch, an employee of the Company since 1995, has been President and Co-Chief Executive Officer since May 2000. Mr. G. Patrick Lynch was Vice President of Strategic Planning, Corporate Secretary and a member of the Executive Committee, which served as Co-Chief Executive Officer from September 1999 to May 2000. Mr. G. Patrick Lynch is also an officer and director of Inter Alia Holding Company. Prior to joining the Company, Mr. G. Patrick Lynch held positions in sales management for Fuji Electric Co., Ltd. in Tokyo, Japan, and programming project management for BMW AG in Munich, Germany. Mr. G. Patrick Lynch received an M.B.A. degree from the University of Michigan Business School in Ann Arbor, Michigan. Mr. G. Patrick Lynch is the son of Mr. Philip M. Lynch and the brother of Jennifer S. Lynch.

Dr. Donald A. Kubik has been employed by the Company since 1978. Refer to "Directors of the Registrant" for a more detailed discussion.

Mr. Matthew C. Wolsfeld, an employee of the Company since February 2001, has been the Company’s Chief Financial Officer since November 9, 2001. Mr. Wolsfeld was Controller of the Company from May 2001 through November 2001. Prior to joining the Company, Mr. Wolsfeld held an auditing position with PricewaterhouseCoopers LLP in Minneapolis, Minnesota. Mr. Wolsfeld received a B.A. degree in Accounting from the University of Notre Dame and is currently obtaining his M.B.A. degree at the University of Minnesota, Carlson School of Business. Mr. Wolsfeld is a Certified Public Accountant.

Officers of the Registrant

Officers of the Company, their ages and the offices held, as of November 15, 2003, are as follows:

Name	Age	Position in the Company
Elsie F. Gilles	62	Treasurer
Irina V. Roytman	38	Vice President and Coordinator for Eastern Europe
Prof. Efim Ya. Lyublinski	66	Vice President and Director of Applications Engineering
Dr. Yelena L. Shanina	55	Vice President and Director of Technical Coordination
Jennifer S. Lynch	30	Corporate Secretary

Ms. Elsie F. Gilles has been employed by the Company since 1985, serving in a variety of capacities in the areas of accounting and personnel. Ms. Gilles has been the Treasurer of the Company since November 20, 2000.

Ms. Irina V. Roytman has been employed by the Company since September 1994 serving in a variety of capacities in the area of international business development. She has been Vice President and Coordinator for Eastern Europe since July 2000. Ms. Roytman holds B.S. in engineering from the Technical University of St. Petersburg in Russia.

Prof. Efim Ya. Lyublinski has been employed by the Company since March 2000 in the position of Vice President and Director of Applications Engineering. Prof. Lyublinski is a Member of the Russian Academy of Natural Sciences. From 1984 to 1999 Prof. Lyublinski was Head of Laboratory of Complex Methods of Corrosion Protection at the Central Research Institute of Structural Materials ("Prometey"), St. Petersburg. Prof. Lyublinski also held a Senior Consulting Position with Osmos Technology, Boston, Massachusssetts from 1995 to 1999. Prof. Lyublinski holds 14 patents, is responsible for 64 inventions and has authored 8 books, 6 booklets, 140 articles and 75 contributions to various conferences in the areas of materials science and corrosion.

Dr. Yelena L. Shanina has been employed by the Company since April 2002 in the position of Vice President and Director of Technical Coordination. Dr. Shanina is a graduate of Moscow State University, Chemical Faculty specializing in chemical kinetics. After graduating, Dr. Shanina worked as a senior researcher of the Institute of Biochemical Physics of the Russian Academy of Sciences. Dr. Shanina has authored more than 30 articles in her field. From 1998 until April 2002 Dr. Shanina also was responsible for applications engineering for NTIC’s Joint Venture in the Russian Federation, MostNIC, providing hands-on technical support to MostNIC’s customers with respect to the chemistry and proper use of the NTIC industrial packaging formulations developed within the Russian Federation, both at our Excor Technical Center in Dresden, Germany, and stemming from the United States and Japan.

Ms. Jennifer S. Lynch has been employed by the Company as Corporate Secretary since January, 2003. Previously she was the Director of Group Programs at the Berlitz Language School in Washington, DC. She holds an M.A. in International Relations from the Johns Hopkins University School of Advanced International Studies (SAIS). Ms. Jennifer S. Lynch is the sister of G. Patrick Lynch and the daughter of Philip M. Lynch.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL

OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of December 11, 2003, unless otherwise noted (a) by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, not including Institutional investors and/or Mutual Funds, (b) by each director, (c) by each Named Executive Officer and other officers, and (d) by all executive officers, officers and directors of the Company as a group.

	Shares of Common Stock (1)		Number of Unexercised
Name	Amount	Percent of Class (2)	Exercisable	Unexercisable
Inter Alia Holding Company (3)	911,668	25.06	0	0
Dr. Donald A. Kubik	110,508	3.04	2667	0
Richard G. Lareau	35,000	0.96	6000	4000
Mark Stone (4)	10,000	0.27	1334	3666
Dr. Mehmet Gencer	4,000	0.11	667	3333
Elsie F. Gilles	3,352	0.09	3667	1333
Philip M. Lynch (5)	2,000	0.05	4000	4000
G. Patrick Lynch (5)	1,700	0.05	3000	0
Matthew C. Wolsfeld	1,524	0.05	3334	6666
Prof. Efim Ya. Lyublinski	1,101	0.04	0	0
Irina Roytman (6)	650	0.02	4666	3334
Stephan Taylor	—	*	1334	3666
Ursula Kiel-Dixon	—	*	1334	3666
Prof. Aradhna Krishna	—	*	1334	3666
Dr. Yelena L. Shanina	—	*	0	0
Jennifer S. Lynch (5)	—	*	0	0
Pierre Chenu	—	*	0	0
Tao Meng	—	*	0	0

Directors and executive officers as a
group (18 persons) (7)	1,081,503	29.70	33,337	37,330

(1)	All of the shares owned or held by individuals or entities possessing sole voting and investment power with respect to such shares. These amounts do not include any exercisable options.

(2)	Based on 3,626,192 shares of Common Stock outstanding as of December 11, 2003.

(3)

Includes 911,668 shares held of record by Inter Alia Holding Company, 16210 Parkland Drive Shaker Heights, Ohio 44120, a financial and management consulting firm of which Mr. Philip M. Lynch, the Chairman of the Board of Directors and the Co-Chief Executive Officer of the Company, Mr. G. Patrick Lynch, President and the Co-Chief Executive Officer of the Company and Ms. Jennifer S. Lynch are shareholders.

(4)	Includes 10,000 shares held jointly with his wife, Margery Stone.

(5)	Does not include 911,688 shares held of record or beneficially owned by Inter Alia Holding Company, of which Mr. Philip M. Lynch, Ms. Jennifer S. Lynch and Mr. G. Patrick Lynch are shareholders.

(6)	Includes 350 shares held jointly with her husband, Alexander Roytman.

(7)

Includes 911,668 shares held of record by Inter Alia Holding Company, a financial and management consulting firm of which Mr. Philip M. Lynch, the Chairman of the Board of Directors and the Co-Chief Executive Officer of the Company, Mr. G. Patrick Lynch, President and the Co-Chief Executive Officer of the Company and Ms. Jennifer S. Lynch are shareholders.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation Paid to Executive Officers

The following table provides summary information concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of the Company’s Co-Chief Executive Officers and the most highly compensated executive officers of the Company whose cash and non-cash salary and bonus exceeded $100,000 in the fiscal year ended August 31, 2003 (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Other ($)(2)		Underlying Options (#)
Philip M. Lynch (4)	2003	1		0	0	(3)	2,000
Chairman of the Board and Co-Chief	2002	0		0	0	(3)	2,000
Executive Officer	2001	0		0	0	(3)	2,000

Donald A. Kubik (4)	2003	200,000		0	5,500		0
Vice Chairman and Chief Technology	2002	200,000		0	5,500		0
Officer	2001	200,000		0	5,250		0

G. Patrick Lynch (4)	2003	116,630		17,500	4,607	(3)	0
President and Co-Chief	2002	110,000		15,000	3,850	(3)	0
Executive Officer	2001	100,000		0	3,606	(3)	0

Matthew C. Wolsfeld (4)	2003	81,575		17,500	3,380
Chief Financial Officer	2002	65,000		15,000	2,275		10,000
	2001	31,795	(5)	5,000	0		0

(1)

Annually, prior to the November Board of Director’s meeting, the Compensation Committee recommends bonuses to be paid to the Executive Officers of the Company. The Board then considers and, if it deems appropriate, approves the bonuses. The annual bonuses are paid in the subsequent year based on the services performed in the fiscal year covered in this 10-KSB; an estimated accrual is prepared based on the Compensation Committee recommendations at the July Board meeting.

(2)	Compensation hereunder consists of contributions to the 401(k) plans of the Named Executive Officers.

(3)

Does not include any commissions payable to Inter Alia Holding Company, an entity of which Mr. Philip Lynch and Mr. G. Patrick Lynch are shareholders, under a certain Manufacturer’s Representative Agreement. See “Item 12 — Certain Relationships and Related Party Transactions.”

(4)	Denotes the individual as a member of the Executive Committee.

(5)	This amount represents a partial year as the Company hired Mr. Wolsfeld in February of fiscal year 2001.

Option Grants and Exercises.

The following tables summarize option grants to, and exercises by, the Company’s Named Executive Officers and the potential realizable value of the options held by such persons as of August 31, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
Philip M. Lynch	2,000	100	3.34	9/1/2007	$1,846	$4,078

(1)	The options were granted under the Company’s Plan and are subject to the terms of the Plan.

(2)

These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company’s common stock and overall market conditions. The amounts represented in this table might not necessarily be realized.

The following table provides information for the year ended August 31, 2003 as to the individual exercising of options and the potential realizable value of the options held by the Named Executive Officers as of August 31, 2003.

Aggregated Option Exercises in Fiscal 2003 and Fiscal
2003 Year-End Option Values

			Number of Unexercised Options at August 31, 2003(#)		Value of Unexercised In-the-Money Options at August 31, 2003 (1)
Name	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip M. Lynch	0	$0	4,000	4,000	$210	$4,320
Donald A. Kubik	0	$0	2,667	0	$0	$0
G. Patrick Lynch	0	$0	2,000	1,000	$0	$0
Matthew C. Wolsfeld	0	$0	3,333	6,667	$2,470	$4,930

(1)

Value is calculated as the excess of the fair market value of the Common Stock on August 31, 2003 over the exercise price of the options. On August 31, 2003, the fair market value of the Common Stock was $5.30 per share.

Change in Control

Under the Company’s 1994 Stock Incentive Plan and 2000 Stock Incentive Plan, options granted under the plans will become fully exercisable following certain changes in control of the Company, such as:

•	the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to a corporation that is not controlled by the Company;

•	the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company;

•	certain merger or business combination transactions;

•	more than 40% of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

•	certain changes in the composition of the Company’s Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 1, 1976, the Company entered into a Manufacturer’s Representative Agreement with The Saxxon Organization, Incorporated (the “Agreement”). The Agreement has no expiration date and may be terminated by either party upon 60 days written notice. Effective January 9, 1980, the Agreement was assigned by Saxxon to Inter Alia Holding Company, a financial and management consulting firm of which Philip M. Lynch, the Chairman of the Board of Directors of the Company, is an officer and director. Under the Agreement, Inter Alia Holding Company (or the “Representative”) is entitled to commissions from the Company on the net proceeds of sales of the Company’s product generated by Inter Alia Holding Company. The Representative acts as an independent manufacturer’s representative of the Company. It has a non-exclusive worldwide right to offer for sale and solicit orders for the Company’s products in accordance with prices determined by the Company. The Representative is responsible for all of its own operating expenses with no entitlement for reimbursement from the Company for this activity. The Representative has not effected any sales within the United States. The Representative has developed sales outside the United States, which resulted in commissions of approximately $51,882, $66,420 and $52,544, for the fiscal years ended August 31, 2003, 2002 and 2001, respectively. In light of the Company’s own domestic sales effort and its distributor network within the United States, the Company does not anticipate the Representative developing any sales within the United States. Additionally, the Company’s expanding international joint venture program may also limit opportunities abroad for the Representative. Thus, the Company does not anticipate that the Representative will develop any significant sales volume for the Company in the future.

The Company paid reimbursement for travel and related Company expenses of $421,000, $240,000, and $249,000 for the year ended August 31, 2003, 2002 and 2001, respectively, to Inter Alia Holding Company of which the Company’s Co-Chief Executive Officer and Chairman of the Board is an officer and director. Such reimbursements of travel and related expenses were not related to the functions of Inter Alia Holding Company as representative, but rather were paid in respect to the conduct of business for and on behalf of the Company. Mr. G. Patrick Lynch, President and Co-Chief Executive Officer of the Company, and Ms. Jennifer S. Lynch are also shareholders of Inter Alia Holding Company.

On May 31, 2002, the Company made a loan of $50,000 to Atagencer LLC, a limited liability corporation that is principally owned by Dr. Mehmet Gencer, a member of the Company’s Board of Directors. This loan was evidenced by a promissory note held by the Company and the outstanding principal balance bore interest at a rate of 2% per annum. The note was due five years from the date of issuance. The loan was made to Atagencer LLC to enable it to obtain a 25% share in Fibro NTI Joint Stock Company in Turkey, of which NTIC is a 50% owner. This note was paid in full in July 2003. Additionally, Atagencer LLC entered into a consulting agreement in 2001, prior to Dr. Gencer becoming a director in 2002, to provide consulting services to the Company. During fiscal 2003 and 2002, the Company paid $96,000 and $79,000, respectively, for these services.

On June 30, 2002, the Company made a loan of €125,000 to Mutec Instruments GmbH. This loan is evidenced by a promissory note held by the Company and the outstanding principal balance bears interest at a rate of 6.55% per annum. The note is due to the Company ten years from the date of the note. NTIC currently owns 30% of the company. The proceeds of the loan will be used by Mutec Instruments GmbH to obtain capital equipment and finance operations.

On June 1, 2003, the Company made a loan of $25,000 to Tao Meng, who subsequently became a member of the Company’s Board of Directors on July 15, 2003. The loan is evidenced by a promissory note held by the Company which bears interest at a rate of 2% per annum. The note is due to the Company five years from the date of issuance. The loan was obtained by Tao Meng to obtain a 25% share in Tianjin ZERUST Ltd. in China, of which NTIC is a 25% owner.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

All of the members of the Audit Committee are independent for purposes of the American Stock Exchange listing requirements and for purposes of the applicable rules and regulations promulgated under the Securities Exchange Act of 1934. The Audit Committee operates under written charter adopted by the board of Directors, which is included in this proxy statement as Appendix A.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended August 31, 2003 with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No.61 (Communication with Audit Committees). The Audit Committee believes that the provision by Deloitte & Touche LLP of services other than auditing and review of the Company’s quarterly financial statements is compatible with the maintenance by Deloitte & Touche LLP of its independence from the Company.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2003 for filing with the SEC.

Audit Committee
Richard G. Lareau, Chairman
Mark Stone
Pierre Chenu

Audit Committee Financial Expert

The Board of Directors of the Company is in the process of determining if any of the members of the Audit Committee are considered audit committee financial experts, as that term is defined in the applicable rules and regulations promulgated under the Securities Exchange Act of 1934. The Board of Directors has concluded that the members of the Audit Committee are qualified to serve on the Audit Committee by the virtue of their experience and qualification.

INDEPENDENT AUDITORS

In January 2003, the Audit Committee approved the engagement of Deloitte & Touche LLP, to serve as the Company’s independent certified public accountants to audit the Company’s financial statements for the fiscal year ended August 31, 2003. The Company’s Audit Committee, however, has not approved the engagement of an independent certified public accountant to audit the Company’s financial statements for the fiscal year ending August 31, 2004. The Audit Committee will address this matter at its next meeting and will engage an independent certified public accountant for the fiscal year ended August 31, 2004.

The Company has requested and expects a representative of its auditing firm to be present at the Annual Meeting, either by phone or in person, to make a statement if they so desire and to respond to appropriate questions.

Audit Fees. Audit fees billed by Deloitte & Touche LLP for services rendered in auditing the Company’s financial statements for fiscal 2003 and 2002 and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal years 2003 and 2002 totaled $93,930 and $87,775, respectively.

Financial Information System Design and Implementation Fees. Deloitte & Touche LLP did not bill the company for any financial information systems design and implementation services during fiscal year 2003 or 2002.

All Other Fees. Fees billed by Deloitte & Touche LLP for all other non-audit services, including tax-related services, provided during fiscal 2003 and 2002 totaling $66,000 and $74,700, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 2003, none of the directors, officers and beneficial owners of greater than 10% of the Company’s Common Stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of stockholders of the Company that intend to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before August 14, 2004.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must notify us by October 28, 2004. If a stockholder fails to provide notice by this date, then the persons named as proxies in the proxies that we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED AUGUST 31, 2003, TO EACH PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF DECEMBER 3, 2003, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, 6680 N. HIGHWAY 49, LINO LAKES, MINNESOTA 55014; ATTN: STOCKHOLDER INFORMATION.

By Order of the Board of Directors

Philip M. Lynch
Chairman and Co-Chief Executive Officer

December 12, 2003
Lino Lakes, Minnesota

Appendix A

AUDIT COMMITTEE CHARTER
of the
BOARD OF DIRECTORS
of
NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

Organization

This charter governs the operations of the Northern Technologies International Corporation Audit Committee (the “Committee”). The Committee shall review and reassess the charter periodically and submit changes to the board of directors for consideration and approval. Members of the Committee shall be appointed by the board of directors and shall serve until their successors are appointed and qualify. Each Committee member may be removed by the Board at any time. The Committee shall be comprised of at least three directors, each of whom shall be independent as required by Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, and Rule 4200(a)(15) of the American Stock Exchange, as amended from time to time.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement, and otherwise meet any qualifications for members of an audit committee pursuant to the American Stock Exchange Rules and the Exchange Act.

The Board shall be responsible for determining the “independence” of Committee members and whether a committee member qualifies as an “audit committee financial expert” as defined by the Exchange Act and rules promulgated thereunder and by the American Stock Exchange Listing Requirements.

Statement of Policy

The Committee is a committee of the Board of Directors. The Committee’s primary function is to provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s annual and quarterly financial statements provided to stockholders and the Securities and Exchange Commission (the SEC), the financial reporting process and the systems of internal accounting and financial controls which management and the Board of Directors have established, the annual independent audit of the Company’s financial statements and the legal compliance and ethics programs as established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company.

The Committee should have a clear understanding with the independent auditors that the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors, and that the ultimate accountability of the independent auditors is to the Committee and to the Board of Directors. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention by the auditors, an employee, the Co-Chief Executive Officers, the Chief Financial Officer or any outside party and in conducting any such investigation, the Committee shall have full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts or advisors as the Committee deems necessary for this purpose.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for any advisors employed by the Committee as well as for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will set procedures for disclosure of information to the Committee and review the procedures set up by the Company. The Committee will make regular reports to the Board of Directors concerning its activities. The Committee will meet a least once each fiscal quarter.

Responsibilities and Processes

The primary responsibilities of the Committee are as follows:

•	The Committee shall oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board.

•

The Committee shall have sole authority to appoint, retain and oversee the work of the Company’s independent auditors and establish the compensation to be paid to the independent auditors. The Company’s independent auditors shall report directly to the Committee.

•

The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

•

The Committee shall pre-approve all audit services and permissible non-audit services to be provided by the independent auditor (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002) as provided under the federal securities laws and listing requirements and regulations of the SEC, as may be amended from time to time.

•

The Committee shall oversee the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of the Company’s co-principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. Therefore, the Committee shall take all actions that are consistent with this Charter, the Company’s Certificate of Incorporation and by-laws that the Committee deems necessary or appropriate to fulfill its responsibilities.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate and is not intended be a comprehensive list of all of the actions that the Committee will take in discharging its duties.

•	The Committee shall review and discuss with the auditors (a) their independence from management and the Company and the matters included in the written disclosures required by the

Independence Standards Board Standard No. the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 and (b) the independence requirements for auditors of the Sarbanes-Oxley Act. The Committee shall obtain and review a written statement from the auditors regarding their independence consistent with the Independence Standards Board Standard No. 1 or any successor standard, as either may be amended from time to time. The Committee shall consider whether the auditor’s performance of permissible nonaudit services is compatible with the auditor’s independence.

•

The Committee shall review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 10-QSB, including the results of the independent auditors’ review of the quarterly financial statements to the extent applicable.

•	The Committee shall review the financial statements contained in the annual report to stockholders with management.

•

The Committee shall review and discuss with management and the independent auditors the Company’s annual audited financial statements to be included in the Company’s Annual Report on Form 10-KSB (or the annual report to stockholders if distributed prior to the filing of Form 10-KSB), including disclosures made under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-KSB. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards..

•

The Committee shall review and discuss with management and the independent auditors, as applicable (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connections with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent auditors and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor the control such exposures.

•

The Committee shall obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company.

•	The Committee shall review with the independent auditors their reports delivered pursuant to Section 10A(k) of the Exchange Act.

•	The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

•	The Committee shall review and where appropriate, approve, all related party transactions.

•	The chair of the Committee shall review any press release containing any financial information before such press release is publicly disseminated.

Indemnification

The Committee members will be indemnified by the Company to the maximum extent provided under Delaware law or in accordance with any indemnification agreements between the Company and such Committee members.

Accountability of Outside Auditors

The independent auditors employed by the Company are accountable to the Committee and the Board of Directors, as representatives of the Company’s stockholders. The independent auditors employed by the Company will report directly to the Committee.